EXHIBIT 99.1

                         SWIFT TRANSPORTATION CO., INC.
                           ANTICIPATES SECOND QUARTER
                       RESULTS WILL BE BELOW EXPECTATIONS

     Phoenix, AZ - June 6, 2001 -- Swift  Transportation Co., Inc.  (NASDAQ-NMS:
SWFT) announced that it expects its second quarter results to fall short of the consensus of published analysts' expectations, which we believe to be 16 cents per share. Individual estimates range from a low of 9 cents per share to a high of 28 cents per share. The Company believes that the current estimates do not include a previously announced one-time increase in insurance reserves of $9 to $13 million that it expects to take after it closes the M.S. Carriers merger. It also does not reflect M.S. Carriers results for the second quarter, or the additional outstanding shares to be outstanding upon closing the merger. The Company expects its earnings for the quarter, prior to any effects relating to M.S. Carriers, such as the insurance adjustment, to be between 8 to 12 cents per share, based upon the 64.6 million shares outstanding as of today's date.

     Jerry Moyes, Chairman, President & Chief Executive Officer stated "The economy continues to be weak, the freight demand is still soft, and we believe that the interest rate cuts by the Federal Reserve still have not stimulated the economy to any significant extent."

     The Company expects that the M.S. Carriers merger will be approved by the shareholders of both Swift and M.S. Carriers at their June 15 annual meetings, and the transaction will be completed prior to June 30, 2001.

     This news release contains statements that may constitute forward-looking statements, usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning Swift's projected earnings and financial performance, recent trends in freight demand, the proposed acquisition of M.S. Carriers, and other information. Such statements are based upon the current beliefs and expectations of Swift's management and are subject to significant risks and uncertainties.
Actual  results  may  differ  from  those  set  forth  in  the   forward-looking
statements. As to Swift's business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; difficulty in attracting and retaining qualified drivers and owner operators, especially in light of the current shortage of qualified drivers and owner operators; recessionary economic cycles and downturns in customers' business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number of claims for which Swift is self insured; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift's trucking services by a key customer. With respect to the proposed acquisition of M.S. Carriers, these risks
and  uncertainties   include:   the  failure  of  Swift's  and  M.S.   Carriers'
stockholders to approve the merger; the risk that the businesses will not be integrated successfully or that integration costs will exceed our estimates; the risk that the revenue and other synergies and cost savings from the merger may not be fully realized or may take longer to realize than expected; fluctuating stock market levels; the difficulty the stock market may have in valuing the business model of the combined company; and disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers.
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     A discussion of these and other factors that could cause Swift's results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Reports on Forms 10-K of Swift and M.S. Carriers, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts' expectations in the future.

     The proposed merger with M.S. Carriers will be submitted to Swift's and M.S. Carriers' stockholders for their consideration. Swift has filed a registration statement on Form S-4 that includes a joint proxy statement/prospectus. STOCKHOLDERS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION THAT HAS BEEN FILED WITH THE SEC AND MAILED TO STOCKHOLDERS. THE JOINT PROXY STATEMENT/PROSPECTUS CONTAINS IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER. Stockholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Swift and M.S. Carriers, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to: Swift Transportation Co., Inc., 2200 South 75th Avenue, Phoenix, AZ 85043, Attention: Chief Financial Officer (602-269-9700).

     Swift and M.S. Carriers and certain other persons named below may be deemed to be participants in the solicitation of proxies of Swift's and M.S. Carriers' stockholders to approve the transaction. The participants in this solicitation may include the directors and executive officers of Swift and M.S. Carriers. A detailed list of the names and interests of Swift's directors and officers and M.S. Carriers' directors and officers is contained in the joint proxy statement/prospectus.

     As of the date of this communication, none of the foregoing participants individually beneficially owns in excess of 5% of Swift's common stock, or 5% of M.S. Carriers' common stock, except that Jerry Moyes, CEO of Swift beneficially owns more than 5% of the common stock of Swift and Michael S. Starnes, CEO of M.S. Carriers, beneficially owns more than 5% of the common stock of M.S. Carriers. Certain employees of M.S. Carriers, including participants, may receive accelerated vesting of their stock options in connection with the merger in accordance with their existing stock option agreements. In addition, certain officers of M.S. Carriers, as a condition to the closing of the merger, will enter into employment agreements that will become effective upon completion of the merger. A description of the employment agreements is contained in the joint proxy statement/prospectus.

     Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift is the third largest publicly-held national truckload carrier in the United States with regional operations throughout the continental United States.